Exhibit 10.3

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 guggenheimpartners.com

September 20, 2021

Mr. Jonathan Silver

Chief Executive Officer

Silver Sustainable Solutions Corp.

1055 Thomas Jefferson St. NW, Suite #650
Washington, D.C. 20007

Re:	Secondment of Crosby Fish

Dear Mr. Silver:

This will confirm the agreement between Guggenheim Securities, LLC (“Guggenheim”) and Silver Sustainable Solutions Corp. (the “Host”) to second Crosby Fish (the “Secondee”) to the Host on the terms set forth below.

Secondment

Secondee will be made available to support the Host beginning as of the date set forth above (the “Effective Date”) and concluding on the date that is six months after the Effective Date (or any extension thereof that may be agreed to by and between Guggenheim, the Host and the Secondee) (the “Secondment Period”). For each full month that the Secondee provides services to the Host, the Host agrees to pay Guggenheim a fee of up to $33,333 (the “Secondment Fee”) for the Secondee’s services, which shall be accrued and paid on a quarterly basis. Any Secondment Fee shall be prorated for any partial months. The Secondment Period may be terminated by either party on ten days written notice and may be extended if mutually agreed in writing by Guggenheim and the Host.

All services provided by Secondee will be provided either remotely or in an office space of, or arranged by, the Host. Secondee will be seconded to the Host on a full-time basis, will work under the supervision of the Host which will determine the matters to which Secondee is assigned will oversee his work. Both parties agree to inform the other as soon as reasonably practicable of any significant matter that may arise during the Secondment Period relating to the Secondee.

Conflicts of Interest

During the Secondment Period, the Secondee will not work in any Guggenheim office or on any Guggenheim matters, nor will he have access to Guggenheim systems except for limited e-mail access and third-party data platforms as needed for due diligence purposes. During and after the Secondment Period, Secondee will have obligations to Guggenheim and the Host with respect to Confidential Information, as that term and such obligations are described in Appendix A hereto, excerpts from the Secondment Agreement between Secondee and Guggenheim concerning Confidential Information. During the Secondment Period, Secondee shall owe a duty of loyalty exclusively to the Host, notwithstanding that he will remain an employee of Guggenheim.

Employment of Secondee

The Host acknowledges and agrees that Secondee is and shall remain during the Secondment Period an employee of Guggenheim, which shall continue to provide compensation, subject to applicable withholdings, and all applicable benefits and coverages associated with Secondee’s employment with Guggenheim including, but not limited to, health care coverage and workers compensation coverage. Secondee shall also continue to be eligible for leave and vacation as per Guggenheim policies, but shall coordinate logistics with the Host.

During the Secondment Period, Guggenheim agrees to indemnify and hold the Host harmless for any claims for unpaid wages, bonuses, fringe benefits or other compensation Secondee could bring based on monies or benefits owed by Guggenheim. Guggenheim will not, however, be responsible for compensation (if any) promised by the Host to which Guggenheim has not agreed. The Host acknowledges that it is not authorized to make representations or agreements about compensation to Secondee, nor shall it make any payments to Secondee with respect to the Secondment Period without Guggenheim’s approval. Notwithstanding the foregoing, the Host shall be responsible for reimbursing to the Secondee any reasonable travel, accommodation and other expenses, if any, wholly, exclusively and necessarily incurred by Secondee during the Secondment Period provided such expenses are incurred and documented in a manner specified by Host.

To the extent any claims are asserted against Guggenheim or against Secondee in connection with his work on behalf of the Host during the Secondment Period, the Host agrees to defend, indemnify and hold Guggenheim and Secondee harmless from and against any such claims and all associated costs and expenses to the extent that the Host would defend or indemnify any employee of Host against such claims.

Miscellaneous

This agreement represents the entire agreement between Guggenheim and the Host in connection with the Secondee and neither is relying on any statements or representations not set out herein. This agreement shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

We are pleased to be able to offer this arrangement. If you accept the terms of this Agreement, please execute and return this letter to me.

Sincerely,

/s/ Derek R. Ahmann
Derek R. Ahmann
Senior Managing Director

ACCEPTED AND AGREED TO:

SILVER SUSTAINABLE SOLUTIONS CORP.

By:	/s/ Jonathan Silver
Name:	Jonathan Silver
Title:	Chief Executive Officer

Appendix A

Excerpts of the Secondment Agreement

6.	Confidentiality as between the Firm and the Host

In addition to any confidentiality obligations you owe the Firm in connection with the 2018 Agreement and Firm policy, and which you will owe the Host in connection with the Secondment, you also specifically agree that, both during and after the Secondment Period, you will not share with, or disclose to, Guggenheim any Confidential Information of the Host, nor will you share with, or disclose to, the Host any Confidential Information of Guggenheim. For purposes of this Section, Confidential Information shall include the following with respect to Guggenheim or the Host, as the case may be: all non-public confidential and proprietary information of Guggenheim and the Host (including such information concerning the business relationships of Guggenheim and the Host that is generally not known to the public); information of a technical and non-technical nature relating to the business of Guggenheim and the Host, including actual and anticipated business, research, products, business practices and business plans (both current and under development), source code, finances, developments, formulae and transactions; non-public information, observations and data relating to the business of Guggenheim, the Host or any of its current or prospective customers, clients or business relationships who have provided Guggenheim or the Host, as the case may be, with information in confidence (each, a “Protected Party” and, collectively, the “Protected Parties”).

As used herein, the term “Confidential Information” also included any and all non-public information that is used, developed, learned, or obtained from or with respect to Guggenheim’s, the Host’s or a Protected Party’s business, including, but not limited to, all past, current and planned and under development (i) products or services, (ii) fees, costs and pricing structures, (iii) market studies, (iv) business plans and investment analyses, (v) designs and specifications, (vi) data and analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, and simulation software, (ix) flow charts, manuals and documentation, (x) data bases, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) investors in any fund managed by Guggenheim or the Host and information regarding such investors, (xiv) copyrightable works, (xv) technology and trade secrets, (xvi) historical financial statements, financial projections and budgets, revenues, projections, profits, investments (xvii) personnel training techniques and materials, (xviii) client and customer lists and contact information if generally not publicly available, (xix) promotional programs and strategies, and marketing programs and strategies (xx) research, (xxi) Guggenheim, Host and client projections, (xxii) profits and analysis and business models, (xxiii) mathematical models, (xxiv) algorithms, and information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for the Firm or the Host, (xxv) supervisory and /or risk control techniques and procedures, (xxvi) personal information and compensation structures, and (xxvii) similar and related information, based in whole or in part on any information included in the foregoing, in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public or is otherwise in the public domain prior to the date any such information was disclosed by you (unless published by you in violation of the terms of this letter).

During the Secondment Period, all Confidential Information relating to the business of the Host which you shall develop, conceive, produce, prepare, use, construct or observe during your employment shall be the sole property of the Host and to the extent not public shall be Confidential Information as well. During employment, Secondment and thereafter you are obliged to help preserve the confidentiality of Confidential Information.

You hereby agree that, subject to the exceptions of the following Section 7, you will not disclose or use at any time, before, during or after the Secondment Period any Confidential Information of the Host which you are or you become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance of duties to the Host or otherwise required by service of process (and then only with prior notice to the Host so that it may seek to protect confidentiality). You hereby agree that you will take all reasonably appropriate steps to safeguard all Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

At the cessation of the Secondment Period, you agree to promptly return to the Host all materials which during the Secondment Period is held by you in trust for the sole benefit of the Host and which is the sole property of the Host, even when created and/or developed by you in “off hours” and/or away from any premises of the Host, including all Confidential Information of the Host, whether developed by you or others, which is in your possession, custody or control. Prior to the Secondment Period, you agree to return all Confidential Information of Guggenheim in your possession, custody or control and agree not to use or access any such information during the Secondment Period.

7.	Cooperation with Government Authorities and Regulatory Organizations

Nothing in this Secondment Agreement (including in Appendix A, which is part of this Agreement), nor any policy of Guggenheim or the Host, is intended, or shall be deemed, to prohibit or restrict you in any way from communicating directly with, reporting to, cooperating with, responding to any inquiry from or providing testimony before, the FCA, the Securities and Exchange Commission, FINRA, or any other self-regulatory organization, or any other federal, state or local regulatory authority, or government agency or commission regarding any possible securities violation or other possible violation of law or this Agreement. Moreover, you are not required to provide advance notice to, or have prior authorization from, the Firm or the Host in order to engage in any of the activity referenced in this Section. Without prior authorization of the Chief Legal Officer of the Firm, however, the Firm does not authorize you to disclose to any third party (including any government or regulatory official or any attorney) any communication that is covered by the Firm’s attorney-client or other privilege. Similarly, without prior authorization of the Host, you are not authorized to disclose to any third party (including any government or regulatory official or any attorney) any communication that is covered by the Host’s attorney-client or other privilege.

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